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                                                                    EXHIBIT 99.1


CONTACTS:

Justine E. Koenigsberg                       Daniella M. Lutz
Director, Corporate Communications           Corporate Communications Specialist
(617) 349-0271                               (617) 349-0205

FOR IMMEDIATE RELEASE

                  TKT ANNOUNCES $90 MILLION PUBLIC OFFERING OF
                     1.25% SENIOR CONVERTIBLE NOTES DUE 2011

CAMBRIDGE, MA, APRIL 28, 2004 -- Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced that it has agreed to sell $90 million principal amount of 1.25% senior convertible notes due 2011. The company has granted to the underwriters an overallotment option to purchase an additional $10 million principal amount of the notes within 30 days of the offering.

The notes are currently convertible into shares of the Company's common stock at an initial conversion price of approximately $18.49 per share, representing a premium of approximately 22.5% over today's closing price.

JP Morgan Securities Inc. is the sole book running manager for the offering, SG Cowen & Co., LLC is the joint lead manager for the offering and Pacific Growth Equities, LLC and RBC Capital Markets are co-managers.

The company estimates that the net proceeds of the offering will be approximately $87 million after deducting estimated underwriting discounts and commissions and estimated expenses of the offering. The company expects to use these net proceeds to fund its research and product development activities, including its ongoing clinical trials and other clinical and preclinical development programs, and for other general corporate purposes, including the Company's expected purchase of the holdings of the minority stockholders of its majority-owned subsidiary in Europe.

A shelf registration statement relating to the notes has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer will be made only by means of a prospectus and a prospectus supplement. A copy of the prospectus and the prospectus supplement related to the offering can be obtained when available from the Prospectus Department of JP Morgan Securities Inc., One Chase Manhattan Plaza, Floor 5b, New York, NY 10081.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

                                    - more -
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Transkaryotic Therapies, Inc.
TKT Announces $90 Million Offering
April 28, 2004

ABOUT TKT

Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal(TM), an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. Outside its focus on rare diseases, TKT intends to commercialize Dynepo(TM), a Gene-Activated(R) erythropoietin product for anemia related to kidney disease, in the European Union. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and Latin America.

Gene-Activated(R) is a registered trademark and Replagal(TM) is a trademark of Transkaryotic Therapies, Inc. Dynepo(TM) is a trademark of Aventis.
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